Exhibit 3.11
Articles of Organization
Of
Westmoreland -North Carolina Power, L.L.C.
     The undersigned sets forth the following for the purpose of forming a limited liability company under the provisions of the Virginia Limited Liability Company Act, Chapter 12, Title 13.1 of the Code of Virginia of 1950, as amended:
     First: The name of the limited liability company shall be Westmoreland — North Carolina Power, L.L.C. (the “Company”).
     Second: The initial registered office of the Company shall be located in the City of Charlottesville, Virginia, and the post office address of the initial registered office of the Corporation is 321 East Main Street Suite 400, Charlottesville, Virginia 22902-3200.
     Third: The initial registered agent of the Company shall be Michael Lepchitz, who is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar, and whose business address is identical with that of the initial registered office of the Company.
     Fourth: The principal office of the Company, where the records will be maintained pursuant to Virginia Code Section 13.1-1028, as amended, shall be located at 2302 Hunters Way Charlottesville, Virginia 22911.
     In Witness Whereof, the undersigned organizer has set forth her signature this 22nd day of March, 2006.

/s/ Beth G. Hungate-Noland Beth G. Hungate-Noland, Organizer